Exhibit 6.7

STOCK PLEDGE AGREEMENT

THIS STOCK PLEDGE AGREEMENT (the “Pledge Agreement”) is entered into as of February 1, 2021, by and between Matthew Thelen (“Pledgor”), and Winc, Inc., a Delaware corporation (the “Secured Party”).

RECITALS

WHEREAS, concurrently with the execution and delivery of this Pledge Agreement, Pledgor has executed and delivered a Secured Full Recourse Promissory Note of even date herewith in the principal amount of $155,420.16 (the “Note”) in connection with Pledgor’s purchase of 683,617 shares (the “Shares”) of the Secured Party’s common stock, par value $0.0001 per share, pursuant to certain Notice of Stock Option Excise Agreements detailed in Schedule A attached hereto, by and between Pledgor and Secured Party (the “Purchase Agreement”). Capitalized terms used but not defined herein shall have the meanings set forth in the Purchase Agreement.

WHEREAS, the Secured Party and Pledgor desire to secure performance of Pledgor’s obligations and indebtedness under the Note.

AGREEMENT

1.           Grant of Security Interest. Pledgor confirms, pledges and grants to the Secured Party a security interest in all of Pledgor’s right, title, and interest in the property described in paragraph 2 below (collectively and severally, the “Collateral”), to secure performance of the Obligations (as defined below).

2.              Collateral. The Collateral consists of the following:

(a)               the Shares, together with all new, substituted and additional securities issued at any time during the term hereof with respect to the Shares (collectively and severally, the “Pledged Shares”);

(b)               all now existing and hereafter arising rights of the holder of Pledged Shares with respect to all distributions, dividends or monies of any kind or nature payable with respect to the Pledged Shares; and

(c)               all Proceeds of the foregoing Collateral. For purposes of this Pledge Agreement, the term “Proceeds” includes whatever is receivable or received when the Collateral is sold, collected, exchanged or otherwise disposed of (including, without limitation, by way of distribution upon dissolution or merger of the Secured Party), whether such disposition is voluntary or involuntary.

3.            Obligations. The obligations (“Obligations”) secured by this Pledge Agreement shall consist of any and all obligations and indebtedness of Pledgor under the Note and under this Pledge Agreement.

4.             Administration of the Pledged Shares. The following provisions shall govern the administration of the Pledged Shares:

(a)              Concurrently with the execution of this Pledge Agreement, Pledgor shall deliver the certificates representing the Pledged Shares, together with one or more duly executed stock assignments separate from certificate, and such items shall be held during the term of this Pledge Agreement by the Secured Party.

(b)               Until there shall have occurred a default under the Note, Pledgor shall be entitled to vote or consent with respect to the Pledged Shares in any manner not inconsistent with this Pledge Agreement, or any document or instrument delivered or to be delivered pursuant to or in connection herewith. If there shall have occurred and be continuing a default under the Note and the Secured Party shall have notified Pledgor that the Secured Party desires to exercise its proxy rights with respect to all or a portion of the Pledged Shares, Pledgor grants to the Secured Party an irrevocable proxy for the Pledged Shares pursuant to which proxy the Secured Party shall be entitled to vote or consent, in its discretion, and in such event Pledgor agrees to deliver to the Secured Party such further evidence of the grant of such proxy as Secured Party may request.

(c)               In the event that at any time or from time to time after the date hereof, Pledgor, as record and beneficial owner of the Pledged Shares, shall receive or shall become entitled to receive, any dividends or any other distribution whether in securities or property by way of stock- split, spin-off, split-up or reclassification, combination of shares or the like, or in case of any reorganization, consolidation or merger, and Pledgor, as record and beneficial owner of the Pledged Shares, shall thereby be entitled to receive securities or property in respect to such Pledged Shares, then and in each such case, Pledgor shall deliver to the Secured Party and the Secured Party shall be entitled to receive and retain such securities or property as security for the payment and performance of the Obligations.

5.           Default and Remedies. In the event Pledgor defaults in the performance of any of the terms of the Note or the Purchase Agreement, the Secured Party shall have all of the remedies of a secured party under any applicable statute, case, ruling, regulation or law; subject, however, to all permits, orders, consents, rules and regulations under applicable securities law.

6.             Release of Collateral. So long as Pledgor is not in breach of any material term or provision of this Pledge Agreement or the Note, the Collateral shall be released to Pledgor upon payment of the Note.

7.            Binding Upon Successors. All rights of the Secured Party under this Pledge Agreement shall inure to the benefit of the Secured Party and its successors and assigns, and all obligations of Pledgor shall bind his or her successors and assigns.

8.            Notices. All notices or other communications required or permitted hereunder shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified; (ii) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient, and if not, then on the next business day; (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (iv) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the address set forth opposite below or at such other address(es) as Pledgor or the Secured Party may designate by ten (10) days advance written notice to the other party hereto.

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If to Pledgor:	Matthew Thelen
8011 Bleriot Ave.
Los Angeles, CA 90045

If to Secured Party:	Winc, Inc.
12405 Venice Blvd. #1
Los Angeles, CA 90066
Attention: Legal Department

9.            Severability. If any of the provisions of this Pledge Agreement shall be held invalid or unenforceable, this Pledge Agreement shall be construed as if not containing those provisions, and the rights and obligations of the parties hereto shall be construed and enforced accordingly.

10.          Choice of Law. This Pledge Agreement shall be construed in accordance with and governed by the laws of the State of Delaware.

11.          Amendments. This Pledge Agreement may not be amended or modified except by a writing signed by each of the parties hereto.

[Signature Page Follows]

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IN WITNESS WHEREOF, the undersigned has duly executed this Stock Pledge Agreement as of the day and year first above written.

SECURED PARTY:	WINC, INC.,
a Delaware corporation

By:
Name:
Title:

PLEDGOR:

Matthew Thelen

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SCHEDULE A

Grant Date	Award type	Vesting start date	Options granted	Total vested as of 2/1/2021	Strike Price
05/13/2019	ISO	01/01/2018	125,000	96,354	$0.16
05/13/2019	ISO	01/01/2017	20,000	20,000	$0.16
05/13/2019	ISO	03/07/2016	10,000	10,000	$0.16
05/13/2019	ISO	10/21/2014	102,000	102,000	$0.16
06/21/2019	ISO	04/01/2019	697,850	319,847	$0.16
04/28/2020	ISO/NSO	01/01/2020	500,000	135,416	$0.50

SECURED FULL RECOURSE PROMISSORY NOTE

Principal Amount: $155,420.16	Issuance Date: February 1, 2021

Matthew Thelen (the “Maker”), for value received, hereby promises to pay to the order of Winc, Inc., a Delaware corporation (the “Holder”), or to the Holder’s registered assigns, the principal amount set forth above, together with accrued and unpaid interest, on or before the Maturity Date (as defined in Section 1 below) as provided herein. This Secured Full Recourse Promissory Note (this “Note”) is being tendered by Maker to Holder pursuant to that certain Notice of Stock Option Excise Agreements detailed in Schedule A attached hereto by and between Maker and Holder (the “Purchase Agreement”), and is issued as consideration for the purchase by Maker of 683,617 shares (the “Shares”) of Holder’s common stock, par value $0.0001 per share (“Common Stock”), pursuant to the Purchase Agreement.

1.                   Maturity Date. The principal amount of this Note, together with any accrued and unpaid interest (computed in accordance with Section 2 below), shall be paid in full upon the first to occur of any of the following (the “Maturity Date”): (a) the date of any sale, transfer or other disposition of all or any portion of the Shares (including Holder’s repurchase of such Shares); (b) the five (5)-year anniversary of the date of this Note; or (c) the latest date repayment must be made in order to prevent a violation of Section 13(k) of the Securities Exchange Act of 1934, as amended. On the Maturity Date, the Maker shall pay to the Holder, at the Holder’s principal place of business or at such other place as the Holder may direct, an amount in cash representing any outstanding principal and accrued and unpaid interest, and the Holder shall surrender this Note to Maker upon request and receipt of all payments required under this Note.

2.                   Form of Payment. All payments made under this Note may, at Maker’s option, be paid by delivery of lawful tender of the United States of America by check or by wire transfer to an account designated by Holder, or surrender and cancellation of all or any portion of the Collateral (as defined below) based on the Fair Market Value (as defined below) thereof. For purposes of this Note, the term “Fair Market Value” shall mean, as of the date of payment: (a) if such payment is made in connection with a sale, transfer or other disposition for value of all or any portion of the Shares pursuant to Section 1(a), the Fair Market Value of the Collateral shall be equal to the express or implied price per Share at which the Collateral was sold, transferred or otherwise disposed (with any such determination of the implied price per Share to be made by the Company’s Board of Directors acting in good faith); (b) if such payment is made while the Company is in the process of registering Company’s initial public offering of its Common Stock, the Fair Market Value of the Collateral shall be deemed to be price per Share that is estimated by the Company’s underwriters to be the middle of the range of price per share at which the shares of the Common Stock are expected to be offered to the public in such public offering; and (c) in all other cases, the Fair Market Value of the Collateral shall be equal to the fair market value per Share as determined by the Company’s Board of Directors acting in good faith.

3.                   Interest. The unpaid principal balance of this Note shall bear simple interest at a rate equal to 2.25% per annum from the date hereof until paid in full. All interest hereunder shall be calculated based on a 365-day year and paid for the actual number of days elapsed. All accrued and unpaid interest shall be payable in full on the Maturity Date. Notwithstanding the foregoing, the rate of interest payable under this Note from time to time shall in no event exceed the maximum rate, if any, permissible under applicable law.

4.                  Prepayment. The Maker may prepay, in whole or in part, the outstanding principal and accrued interest under this Note without penalty. Any such payment shall be made by tender to the Holder of funds by check or wire transfer.

5.                  Security Interest. Payment of this Note is secured by the Shares (the “Collateral”) pursuant to the terms of that certain Stock Pledge Agreement, of even date herewith, by and between the Maker and the Holder (the “Pledge Agreement”). The Maker hereby pledges and grants to Holder a continuing security interest in all of Maker’s right, title, and interest in the Collateral to secure performance of the Maker’s obligations under this Note.

6.                  Defaults and Remedies.

(a)	Events of Default. An “Event of Default” shall occur if:

(i)                the Maker defaults in the payment of the principal and interest of this Note, when and as the same shall become due and payable and shall not have cured such default within ten business days of the due date;

(ii)              the Maker commits a material breach of or default under the Purchase Agreement, the Pledge Agreement, or any other provision of this Note;

(iii)             an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (a) relief in respect of the Maker, or of a substantial part of Maker’s property or assets, under Title 11 of the United States Code, as now constituted or hereafter amended, or any other Federal or state bankruptcy, insolvency, receivership or similar law, or (b) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Maker, or for a substantial part of Maker’s property or assets; and such proceeding or petition shall continue undismissed for sixty (60) days, or an order or decree approving or ordering any of the foregoing shall be entered; or

(iv)              the Maker shall (a) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other Federal or state bankruptcy, insolvency, receivership or similar law, (b) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in paragraph (iii) of this Section 6(a), (c) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Maker, or for a substantial part of Maker’s property or assets, (d) file an answer admitting the material allegations of a petition filed against Maker in any such proceeding, (e) make a general assignment for the benefit of creditors, (f) become unable, admit in writing Maker’s inability or fail generally to pay Maker’s debts as they become due or (g) take any action for the purpose of effecting any of the foregoing.

(b)	Remedies.

(i)                Upon the occurrence of any Event of Default hereunder, Holder shall have all the legal and equitable rights and remedies available to it under this Note and applicable law, including, without limitation, full recourse against the Collateral and the right to declare all or part of the principal and accrued and unpaid interest under this Note immediately due and payable, without presentment, demand, protest or notice of any kind, all of which are expressly waived in Section 9 below. THE MAKER ACCEPTS AND AGREES THAT THIS NOTE IS A FULL RECOURSE NOTE AND THAT THE HOLDER MAY EXERCISE ANY AND ALL LEGAL AND/OR EQUITABLE REMEDIES AVAILABLE TO IT UNDER APPLICABLE LAW.

(ii)               The remedies of Holder as provided herein, or at law or in equity, shall be cumulative and concurrent, and may be pursued singly, successively, or together at the sole discretion of Holder, and may be exercised as often as occasion therefor shall occur; and the failure to exercise any such right or remedy shall in no event be construed as a waiver or release thereof.

7.                   Release and Termination. Upon payment in full of the outstanding principal balance of the Note and all accrued and unpaid interest thereon, Holder shall promptly execute and deliver to the Maker such documents, instruments, termination statements and releases as shall be requested by the Maker in order to terminate and discharge all of the liens, security interests and encumbrances created by or pursuant to this Note.

8.                   Loss, Etc., of Note. Upon receipt of evidence satisfactory to the Maker of the loss, theft, destruction or mutilation of this Note, and of indemnity reasonably satisfactory to the Maker if lost, stolen or destroyed, and upon surrender and cancellation of this Note if mutilated, and upon reimbursement of the Maker’s reasonable incidental expenses, the Maker shall execute and deliver to the Holder a new Note of like date, tenor and denomination.

9.                   Waiver. The Maker hereby waives presentment, demand, notice of nonpayment, protest and all other demands and notices in connection with the delivery, acceptance, performance or enforcement of this Note. If an action is brought for collection under this Note, the Holder shall be entitled to receive all costs of collection, including, but not limited to, its reasonable attorneys’ fees.

10.                 Notices. All notices or other communications required or permitted hereunder shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified; (b) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient, and if not, then on the next business day; (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (d) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the address set forth opposite below or at such other address(es) as Maker or Holder may designate by ten (10) days advance written notice to the other party hereto.

If to Maker:	Matthew Thelen
8011 Bleriot Ave.
Los Angeles, CA 90045

If to Holder:	Winc, Inc.
12405 Venice Blvd. #1
Los Angeles, CA 90066
Attention: Legal Department

11.                 Transferability. This Note evidenced hereby may not be pledged, sold, assigned or transferred except in compliance with applicable federal and state securities laws. Any pledge, sale, assignment or transfer in violation of the foregoing shall be null and void.

12.                Successors and Assigns. Subject to Section 11, all of the covenants, stipulations, promises, and agreements in this Note shall bind and inure to the benefit of the parties’ respective successors and assigns, whether so expressed or not.

13.                Amendments. The provisions of this Note may not be waived, altered, amended or repealed, in whole or in part, except with the written consent of the Maker and the Holder.

14.                 Applicable Law. This Note shall be governed by the laws of the State of Delaware, and the laws of such state (other than conflicts of laws principles) shall govern the construction, validity, enforcement and interpretation hereof, except to the extent federal laws otherwise govern the validity, construction, enforcement and interpretation hereof.

15.                Attorneys’ Fees. In the event that any dispute among the parties to this Note should result in litigation, the prevailing party in such dispute shall be entitled to recover from the losing party all fees, costs and expenses of enforcing any right of such prevailing party under or with respect to this Note, including without limitation, such reasonable fees and expenses of attorneys and accountants, which shall include, without limitation, all fees, costs and expenses of appeals.

16.                 Payment of Collection, Enforcement and Other Costs. If (a) this Note is placed in the hands of an attorney or other agent for collection or enforcement or is collected or enforced through any legal proceeding or the Holder otherwise takes action to collect amounts due under this Note or to enforce the provisions of this Note or (b) there occurs any bankruptcy, reorganization, receivership of the Maker or other proceedings affecting Maker’s creditors' rights and involving a claim under this Note, then the Maker shall pay the costs incurred by the Holder for such collection, enforcement or action or in connection with such bankruptcy, reorganization, receivership or other proceeding, including, but not limited to, financial advisory fees and attorneys’ fees and disbursements.

17.                 Severability. If one or more provisions of this Note are held to be unenforceable under applicable law, such provision shall be excluded from this Note and the balance of the Note shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

[Signature page follows]

IN WITNESS WHEREOF, Maker has caused this Note to be duly executed as of the Issuance Date set forth above.

MAKER:

Matthew Thelen

SCHEDULE A

Grant Date	Award Type (ISO/NSO)	Vesting Start Date	Options Granted	Total Vested at Issuance Date	Strike Price
5/13/19	ISO	10/21/14	102,000	102,000	$.16
5/13/19	ISO	3/7/16	10,000	10,000	$.16
5/13/19	ISO	1/1/17	20,000	20,000	$.16
5/13/19	ISO	1/1/18	125,000	96,354	$.16
6/21/19	ISO	4/1/19	697,850	319,847	$.16
4/28/20	ISO/NSO	1/1/20	500,000	135,416	$.50